AMENDMENT
TO
STOCK PURCHASE AND SALE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into as of September 30, 2011, by and among AMTECH SYSTEMS, INC., an Arizona corporation (“Buyer”); SILICON JADE LIMITED, a company incorporated under the laws of Hong Kong with registration number 1498937 (“Seller”); KINGSTONE TECHNOLOGY HONG KONG LIMITED, a company incorporated under the laws of Hong Kong with registration number 1498928 (the “Company”); and the undersigned shareholders/beneficiaries of such shareholders of Seller identified more specifically on Schedule I attached to the Agreement (defined below) (each a “Shareholder” and, collectively, the “Shareholders”). Buyer, Seller, the Company and the Shareholders are sometimes collectively referred to herein as the “parties.”
RECITALS:
A.The parties hereto entered into that certain Stock Purchase and Sale Agreement dated as of January 27, 2011 (the “Agreement”).
B.It was and continues to be the intent of the parties that the Buyer Stock issued pursuant to Section 2.4 of the Agreement would provide Seller with no less than $4,080,000 of value as of the Closing Date and as released from the resale restrictions pursuant to Section 7.3 of the Agreement and that all beneficial owners of the Buyer Stock would be treated equally, except as to the timing of the release of the resale restrictions.
C.Due to circumstances beyond the control of the Parties, the first release of Buyer Stock, if released in accordance with Section 7.3(ii) of the Agreement, would not have its intended value.
D.Section 9.7 of the Agreement provides that the Agreement may be amended by a written instrument signed by all of the parties to the Agreement.
E.Therefore, the parties desire to amend the Agreement to provide that the consideration paid to the Shareholders under Section 2.4(a) of the Agreement be in cash rather than Buyer Stock.
In consideration of the premises, covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
SECTION I.        DEFINITIONS AND RULES OF INTERPRETATION.
Section 1.1.    Defined Terms. Except as otherwise expressly provided herein, capitalized terms used in this Amendment shall have the respective meanings assigned to such terms in the Agreement.
Section 1.2.    Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in the Agreement shall apply to this Amendment.
SECTION II.        SPECIFIC AMENDMENTS TO THE AGREEMENT.
Section 2.1.    Section 1.1 of the Agreement is hereby amended to:
(a)    delete the following defined terms in their entirety: “Indemnity Escrow Agents,” “Indemnity Escrow Agreements,” “Stock Indemnity Escrow Agent,” and “Stock Indemnity Escrow Agreement.”
(b)    add the following defined terms so that such terms appear in alphabetical order:
“Additional Escrow Amount” shall have the meaning assigned to such term in Section 2.4(c)(iv).
“Deferred Payment” shall have the meaning assigned to such term in Section 2.4(c)(iii).
“Deferred Payment Escrow Agent” shall mean a third party bank that is mutually acceptable to Buyer and

Seller.
“Deferred Payment Escrow Agreement” shall mean that certain Escrow Agreement to be entered into among Buyer, Seller, each of the Shareholders and the Deferred Payment Escrow Agent, in the form to be agreed upon by Buyer and Seller.
Section 2.2.    Section 1.2 of the Agreement is hereby amended to delete the defined term “Buyer Stock” and delete and replace the defined term “Stock Payment” with “Shareholder Cash Payment”.
Section 2.3.    Section 2.4(a) of the Agreement is hereby deleted in its entirety and amended and restated to read, in full, as follows:
(a)    As payment in full for the Seller Stock being acquired by Buyer hereunder, Buyer shall pay, in the manner set forth in this Section 2.4 and Section 2.6, (i) cash to the Seller in the amount of One Million Four Hundred Twenty Thousand and 00/100 United Stated Dollars (USD$1,420,000) (the “Cash Payment”) and (ii) cash payments to the Seller and the Shareholders (determined based upon each Shareholder's pro-rata equity interest in Seller) in the aggregate amount of Four Million Eighty Thousand and 00/100 United States Dollars (USD$4,080,000) (the “Shareholder Cash Payment”). Seller hereby acknowledges that Buyer is delivering the Shareholder Cash Payment to the Shareholders at Seller's request and that delivery of such Shareholder Cash Payment to the Shareholders shall constitute satisfaction of Buyer's obligation to deliver the Shareholder Cash Payment to Seller hereunder.
Section 2.4.    Section 2.4(b) of the Agreement is hereby amended to replace the words “Stock Payment” in the first sentence of that section with the words “Shareholder Cash Payment.”
Section 2.5.    Section 2.4(c) of the Agreement is hereby deleted in its entirety and amended and restated to read, in full, as follows:
(c)    Buyer shall make payment of the Purchase Price as follows:
(i)    on the Closing Date, Buyer shall deliver: (A) to Seller, the Cash Payment less the Cash Escrow Amount, by wire transfer of immediately available funds to a bank account designated by Seller, and (B) to the Company, the duly executed Stock Purchase Note;
(ii)    within five (5) Business Days after the execution of this Amendment, Buyer shall deliver to each Shareholder who is not a Key Developer such Shareholder's pro rata amount (determined based upon each Shareholder's pro-rata equity interest in Seller) of One Million Five Hundred Sixteen Thousand Five Hundred Fifty-Six and 00/100 United Stated Dollars (US$1,516,556) of the Shareholder Cash Payment;
(iii)    within five (5) Business Days after the execution of the Deferred Payment Escrow Agreement, the Buyer shall deliver to the Deferred Payment Escrow Agent, the sum of Two Million Thirty-Five Thousand Seven Hundred Twenty Eight and 00/100 United States Dollars (USD$2,035,728) of the Shareholder Cash Payment (the “Deferred Payment”); and
(iv)    (A) on the Closing Date, Buyer shall deliver to the Escrow Agent, the sum of Two Hundred Thirteen Thousand and 00/100 United States Dollars (USD$213,000) (the “Cash Escrow Amount”), and (B) within five (5) Business Days after execution of the revised Cash Indemnity Escrow Agreement, the Buyer shall deliver to the Escrow Agent, the sum of Five Hundred Twenty-Seven Thousand Seven Hundred Sixteen and 00/100 United States Dollars (USD$527,716) of the Shareholder Cash Payment (the “Additional Escrow Amount,” and, together with the Cash Escrow Amount, the “Indemnity Escrow Amount”) by wire transfer of immediately available funds. The Indemnity Escrow Amount shall be held and disposed of by the Escrow Agent pursuant to the terms and conditions of this Agreement and the Cash Indemnity Escrow Agreement. The parties also hereby agree that the Cash Indemnity Escrow Agreement shall be revised by all parties to reflect any amounts placed into escrow after the Closing Date.
Section 2.6.    Section 2.5 of the Agreement is hereby deleted in its entirety and amended and restated to read, in full, as follows:
2.5    Disbursement of Indemnity Escrow Amount. The Indemnity Escrow Amount not required to satisfy obligations of the Shareholders as set forth in Article VIII hereof shall be disbursed to Seller in accordance with the terms of the Cash Indemnity Escrow Agreement on the date that is eighteen (18) months following the Closing Date.
Section 2.7.    Section 2.6 of the Agreement is hereby deleted in its entirety and amended and restated to read, in full, as follows:
2.6    Deferred Payment. As more fully provided in the Deferred Payment Escrow Agreement, the Deferred Payment Escrow Agent shall deliver the Deferred Payment to the Shareholders who are Key Developers as follows: (i) twenty five percent (25%) of each Shareholder's pro-rata amount of the Deferred Payment upon successful completion of Phase I and development of the prototype Solar Tool; (ii) an additional 25% of each Shareholder's pro-rata amount of the Deferred Payment upon successful completion of Phase II and development of the Alpha Solar Tool; and (iii) the final 50% of each Shareholder's pro-rata amount of the Deferred Payment upon successful completion of Phase III and development of the Beta Solar Tool. Notwithstanding the foregoing, the Buyer shall deliver the unpaid portion of the Deferred Payment to the Shareholders no later than December 31, 2012.
Section 2.8.    Section 2.8 is hereby amended to delete the words “Stock Payment” in the second to last sentence of such Section and replace it with the words “Shareholder Cash Payment”.
Section 2.9.    Section 3.2(f) is hereby deleted in its entirety and replaced with “[Intentionally Omitted.]”
Section 2.10.    Section 4.3 is hereby deleted in its entirety and replaced with “[Intentionally Omitted.]”
Section 2.11.    Section 7.3 is hereby deleted in its entirety and replaced with “[Intentionally Omitted.]”
Section 2.12.    Section 7.13 is hereby deleted in its entirety and amended and restated to read, in full, as follows:
7.13    Deferred Payment Escrow. Seller and Buyer shall negotiate in good faith to reach agreement on reasonable terms of a form of Deferred Payment Escrow Agreement with the Deferred Payment Escrow Agent and shall use commercially reasonable efforts to contribute the Deferred Payment into the escrow account created thereby within five (5) Business Days after the execution of the Deferred Payment Escrow Agreement; the Deferred Payment Escrow Agent shall disburse the Deferred Payment to the Shareholders in accordance with Section 2.6 of the Agreement and the terms of the Deferred Payment Escrow Agreement
SECTION III.    MISCELLANEOUS.
Section 3.1.    The governing law as set forth in the Agreement shall apply to this Amendment.
Section 3.2.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
Section 3.3.    While the parties recognize that the Shareholder Cash Payment is not subject to any withholding for taxes under United States federal, state, local and foreign law, the parties recognize that other payments among them (including payments imputed or deemed by law) could possibly be subject to withholding for taxes. Thus, Buyer, the Company, Seller and each Shareholder (each sometimes referred to in this Section 3.3 as a “Withholding Agent”) hereby agree to comply with any withholding requirements under United States federal, state, local and foreign law and shall remit any amounts withheld to, and file required forms with, the applicable jurisdictions, and each of Buyer, the Company, Seller and each Shareholder (each sometimes referred to in this Section 3.3 as a “Payee”) hereby agrees to accept any such required withholding with respect to payments to them. In the event a Withholding Agent either withholds less than required withholding or the cash payment due Payee is less than the required withholding, Payee will facilitate the withholding required by law by paying the Withholding Agent an amount equal to the withholding required to be withheld. All amounts withheld from a Payee by the Withholding Agent pursuant to the Internal Revenue Code or any provision of any foreign, state or local law shall be treated as having been paid to such Payee. Each Payee agrees to furnish each Withholding Agent with such representations and forms, as the Withholding Agent shall reasonably request to assist Withholding Agent in determining the extent of, and in fulfilling, the Withholding Agent's withholding obligations, if any. As soon as practicable after becoming aware that any withholding requirement may apply to a Payee, the Withholding Agent shall advise such Payee of such requirement and the anticipated effect thereof. The obligations in this Section 3.3 shall survive indefinitely.
Section 3.4.    Except as amended by this Amendment, the Agreement, any Buyer Ancillary Document and any Seller Ancillary Document shall remain in full force and effect, binding and enforceable in accordance with their respective terms. The parties acknowledge and agree that no party has waived any of the other party's performance of any terms, covenants, conditions, duties or obligations under the Agreement, either by the execution of this Amendment or otherwise.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.
BUYER:
AMTECH SYSTEMS, INC.,
an Arizona, USA corporation

By:
Name: Bradley C. Anderson
Title: Chief Financial Officer

SELLER:
SILICON JADE LIMITED,
a limited liability company organized under the laws of Hong Kong
By: ____________________________
Name:                    Title:

COMPANY:
KINGSTONE TECHNOLOGY HONG KONG LIMITED,
a limited liability company incorporated under the laws of

Hong Kong

By:
Name:
Title:

SHAREHOLDER

CHEN Lihui

YU Guangjiang

CHEN Jiong

Jeffrey S. Boeker

CHEN Wei

HONG Junhua

HO Wen-Lung

Donald W. Berrian